Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June  17, 2009.

Prospectus Supplement to the Prospectus dated April 6, 2009

and the Prospectus Supplement dated April  6, 2009 — No.

The Goldman Sachs Group, Inc.

Medium-Term Notes, Series D

$

Leveraged Basket-Linked Notes due

(Linked to a Basket Comprised of the S&P GSCI™ Enhanced Commodity Index Excess Return and the iShares® MSCI Emerging Markets Index Fund)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date, and is expected to be between 36 and 42 months after the original issue date, subject to adjustment) will be based on the performance of an equally-weighted basket comprised of (1) the S&P GSCI™ Enhanced Commodity Index Excess Return (which we refer to as the index) and (2) the iShares® MSCI Emerging Markets Index Fund (which we refer to as the fund) as measured from the trade date through the determination date (which will be set on the trade date, and is expected to be at most the tenth scheduled trading day with respect to each basket component prior to the originally scheduled stated maturity date, subject to adjustment). As more fully described below, the return on your notes is not based on the performance of the basket on a one-to-one basis. You could lose up to 10% of your entire investment in the notes if the basket return is negative.

On the stated maturity date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the rate of increase or decrease in the level of the basket, which we refer to as the basket return. The basket return may reflect a positive (based on an overall increase in the basket level over the life of the notes), zero or a negative (based on any overall decrease in the basket level over the life of the notes) return.

The cash settlement amount you will be paid for each $1,000 face amount of your notes will then be calculated as follows:

•

if the basket return is positive, the sum of (i) $1,000 plus (ii) the product of the participation rate multiplied by the basket return, multiplied by $1,000. The participation rate will be set on the trade date and is expected to be between 55% and 65%;

•	if the basket return is zero or negative but not below -10%, the sum of (i) $1,000 plus (ii) the product of the basket return (which will be zero or a negative percentage) multiplied by $1,000; or

•	if the basket return is negative and is below -10%, $900.

You could lose a substantial portion of your investment in the notes if the basket return is negative. If the basket return is less than -10%, you will receive, for each $1,000 face amount of your notes, only $900 at maturity. In addition, the notes will not bear interest and no other payments will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-19.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through October     , 2009. You should read “Additional Risk Factors Specific To Your Notes” on page S-7 so that you may better understand those risks.

Original issue date (settlement date):             , 2009

Original issue price:     % of the face amount

Underwriting discount:     % of the face amount

Net proceeds to the issuer:     % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the settlement date, at an issue price, underwriting discount, and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®” and “S&P®” and are registered trademarks of Standard & Poor’s Financial Services LLC and “S&P GSCI™” is a trademark of Standard & Poor’s Financial Services LLC and have been licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes. The S&P GSCI™ is not owned, endorsed or approved by or associated with Goldman, Sachs & Co. or its affiliated companies.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). The notes are not sponsored, endorsed, sold or promoted by BGI, its affiliate Barclays Global Fund Advisors (“BGFA”), or the fund. Neither BGI, BGFA, nor the fund make any representations or warranties to the owner of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA nor the fund shall have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with our use of information about the fund.

Goldman, Sachs & Co.

Prospectus Supplement dated             , 2009.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-19. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket components: the index and the fund

Index: S&P GSCI™ Enhanced Commodity Index Excess Return (Bloomberg: “SPGCESP <index>”)

Fund: iShares® MSCI Emerging Markets Index Fund (Bloomberg: “EEM UP”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $10,000 or integral multiples of $1,000 in excess thereof; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Trade date:             , 2009

Original issue date (settlement date): expected to be the tenth scheduled business day after the trade date

Payment amount: on the stated maturity date, we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the basket return is positive, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return times (iii) the participation rate;

•

if the basket return is equal to or less than zero, but greater than or equal to -10%, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return; or

•	if the basket return is less than -10%, $900

Initial index level (to be determined on the trade date):

Initial fund price (to be determined on the trade date):

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-22

Final fund price: the closing price of one share of the fund on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of the Fund” on page S-22

Basket return: the sum of (1) the product of 50% and the fund return and (2) the product of 50% and the index return

Fund return: the result of (1) the final fund price minus the initial fund price divided by (2) the initial fund price, expressed as a percentage

Index return: the result of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a percentage

Participation rate (to be determined on the trade date): expected to be between 55% and 65%

Stated maturity date (to be determined on the trade date): a specified date that is expected to be between 36 and 42 months after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-21

Determination date (to be determined on the trade date): a specified date that is expected to be at most the tenth scheduled trading day with respect to each basket component prior to the originally scheduled stated maturity date, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-21

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman Sachs International

Business day: as described on page S-24

Trading day: as described on page S-24

CUSIP No.:

ISIN:

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket returns on the determination date could have on the payment amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of basket returns that are entirely hypothetical; no one can predict what the level of the index or the price of the fund will be on any day throughout the life of your notes, and no one can predict what the basket return will be on the determination date. The index and the fund have been highly volatile in the past — meaning that the level of the index and the price of the fund have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index and the fund. In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-7. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Participation rate	55%

Neither a market disruption event with respect to any index commodity or the fund nor a non-trading day with respect to the index or the fund occurs or is continuing on the originally scheduled determination date

No change in or affecting the methods by which the index sponsor calculates the index

No change in or affecting any of the fund, the fund stocks or the method by which the fund is managed

Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial index level, the initial fund price and the participation rate that will serve as the baselines for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial index level and initial fund price may differ substantially from the current level of the index or price of the fund. They may also differ substantially from the level of the index and the price of the fund prior to the trade date. In addition, we have not yet set the participation rate for your notes, and will not do so until the trade date.

For these reasons, the actual performance of the basket components over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels or prices of each basket component shown elsewhere in this prospectus supplement. For information about the levels or prices of each basket component during recent periods, see “The Basket Components — Historical Closing Level or Closing Price of the Basket Components and Historical Basket Level” on page S-41. Before investing in the offered notes, you should consult publicly available information to determine the level or price of each basket component between the trade date and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities and the fund stocks.

The percentages in the left column of the table below represent hypothetical basket returns. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical basket returns and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical basket return and the assumptions noted above.

Hypothetical Basket Return	Payment Amount as Percentage of Face Amount
100.00%	155.00%
75.00%	141.25%
50.00%	127.50%
25.00%	113.75%
15.00%	108.25%
10.00%	105.50%
0.00%	100.00%
-3.00%	97.00%
-5.00%	95.00%
-7.00%	93.00%
-10.00%	90.00%
-30.00%	90.00%
-50.00%	90.00%
-80.00%	90.00%
-100.00%	90.00%

If, for example, the basket return were determined to be -30.00%, the payment amount that we would deliver on your notes at maturity would be 90% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date, you would lose 10% of your investment.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date if the basket return were any of the hypothetical percentages shown on the horizontal axis. The chart shows that any hypothetical basket return of less than 0% and more than -10% (the section between the 0% and -10% markers on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your notes. The chart also shows that any hypothetical basket return of less than -10% (the section left of the -10% marker on the horizontal axis) would result in a hypothetical payment amount of 90% of the face amount of your notes.

The payment amounts shown above are entirely hypothetical; they are based on basket returns that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-8.

We cannot predict the actual basket return on the determination date or the market value of your notes, nor can we predict the relationship between the level or price, as applicable, of each basket component and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual initial index level, initial fund price and participation rate that we will set on the trade date and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying stocks or commodities, i.e., the stocks or commodities, as applicable, comprising the basket components to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through October     , 2009. After October     , 2009, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and ask spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Up to 10% of Your Entire Investment in the Notes

You can lose up to 10% of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the index and the fund as measured from the initial index level and the initial fund price, respectively, set on the trade date to the final index level and the final fund price, respectively, on the determination date. If the basket return is below -10%, you will only receive 90% of the face amount of each note. Thus, you may lose up to 10% of your entire investment in the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You Will Not Fully Participate in a Positive Basket Return

Because the participation rate for your notes is expected to be between 55% and 65%, if the basket return is positive, the amount in cash you will receive at maturity will be less than the amount you would have otherwise received if you invested directly in basket to which your notes are linked. A participation rate of less than 100% will have the effect of reducing your exposure to any positive basket returns.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Component May Offset Increases in the Other Basket Components

The basket is comprised of one commodity index and one exchange traded fund, which are equally weighted. Declines in the level or price of one basket component may offset increases in the level or price of the other basket component. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Past Index and Fund Performances Are No Guide to Future Performances

The actual performance of the index or the fund over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index, the historical closing prices of the fund or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index or the fund.

The Payment Amount of Your Notes Is Not Linked to the Level or Price of Each Basket Component at Any Time Other Than the Determination Date

The final index level and the final fund price will be based on the closing level of the index and the closing price of one share of the fund, respectively, on the determination date (subject to adjustments as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day”, “— Discontinuance or Modification of the Index”, and “— De-listing, Discontinuance or Modification of the Fund” below). Therefore, if the closing level of the index or the closing price of one share of the fund dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been linked to the closing level of the index or the closing price of one share of the fund prior to such drop. Although the actual level or price, as applicable, of the basket components on the stated maturity date or at other times during the life of your notes may be higher than the closing level of the index and the closing price of one share of the fund, respectively, on the determination date, you will not benefit from the closing level of the index or the closing price of one share of the fund at any time other than the determination date.

The Market Value of Your Notes May Be Influenced by Many Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level or price, as applicable, of each basket component;

•	the participation rate;

•	the volatility — i.e., the frequency and magnitude of changes — of the level or price, as applicable, of the basket components;

•	the dividend rates of the fund stocks underlying the MSCI Emerging Markets IndexSM (which underlies the fund);

•

economic, financial, regulatory, political, military and other events that affect commodity markets generally and the market segments of which the index commodities are a part and that affect stock markets generally and the stocks underlying the MSCI Emerging Markets IndexSM, and which may affect the level of the basket;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket components based on their historical performance.

The Calculation Agent Can Postpone the Determination Date For Your Notes If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event with respect to any index commodity or the fund, as applicable, has occurred or is continuing or if such date is not a trading day for either basket component, the determination date for a basket component affected by a market disruption event or a non-trading day will be postponed until the first following trading day for such basket component on which no market disruption event with respect to each such commodity index or the fund, as applicable, occurs or is continuing, although not by more than five scheduled business days. Moreover, if the closing level of the index or the closing price of the fund is not available on the last possible day because of a continuing market disruption event, a non-trading day or for any other reason (other than discontinuance or modification of the index or de-listing, discontinuance or modification of the fund), the calculation agent will nevertheless determine the final index level or final fund price, as applicable, based on its assessment, made in its sole discretion, of the closing level of the index or closing price of the fund, as applicable, on that day. For more information on the consequences of a market disruption event or non-trading day, see “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21.

If the Level or Price of Any of the Basket Components Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket components comprising the basket. Changes in the level or price, as applicable, of those basket components may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

Trading and Other Transactions by Goldman, Sachs & Co. or Its Affiliates Relating to the Fund or Underlying Stocks May Adversely Affect the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing shares of the fund and futures and other instruments linked to the fund or underlying indices or stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the fund, or the indices or stocks underlying the fund, which we refer to as fund stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other fund- or index-linked notes whose returns are linked to changes in the price of the fund or one or more of the fund stocks. Any of these hedging activities may adversely affect the price of the fund — directly or indirectly by affecting the price of the fund stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the fund stocks or instruments whose returns are linked to the fund or fund stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the fund price — directly or indirectly by affecting the price of the fund stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the price of the fund or one or more of the fund stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Trading and Other Transactions by Goldman Sachs & Co. or Its Affiliates Relating to the Index, Commodities Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the underlying commodity contracts, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the S&P GSCI™ Index. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar indices. An increased level of investment in these products may negatively affect the performance of the index against its benchmark index, the S&P GSCI™ Index, and could affect the index level, and therefore the amount payable on your notes, if any, on the stated maturity date and the value of your notes before that date. In addition, the index sponsor has licensed and may continue to license the S&P GSCI™ Index or any of its sub-indices or strategies similar to the index for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index or similar indices. Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index or the S&P GSCI™ Index or any of its sub-indices.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket components and in the stocks underlying the MSCI Emerging Markets IndexSM and the commodity contracts underlying the index or the commodities underlying such contracts that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level or price, as applicable, of the basket components, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsor, the fund sponsor or the issuers of the stocks underlying the fund, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to the index sponsor, the fund sponsor or the issuers of the stocks underlying the fund. Any of these activities by any of our affiliates may affect the level or price, as applicable, of one or more of the basket components and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level, the final fund price and the basket return on the determination date, which we will use to determine the amount we will pay on the stated maturity date; market disruption events; non-trading days; the determination date; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of a basket component. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice, and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

You Have No Shareholder Rights or Rights to Receive Shares of the Fund or any Stock

Investing in your notes will not make you a holder of any of the stocks underlying the MSCI Emerging Markets IndexSM or a holder of shares of the fund. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such underlying stocks or shares of the fund. Your notes will be paid in cash, and you will have no right to receive delivery of any stocks or shares of the fund.

The Policies of the Fund Sponsor and Changes That Affect the MSCI Emerging Markets IndexSM Could Affect the Amount Payable on Your Notes and Their Market Value

The fund is calculated in accordance with a prescribed methodology that has been publicly disclosed by the fund sponsor. The fund sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of such methodology. The policies of the fund sponsor concerning the calculation of the net asset value of the fund, additions, deletions or substitutions of securities in the fund and the manner in which changes affecting the MSCI Emerging Markets IndexSM are reflected in the fund could affect the market price of the shares of the fund, and therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the fund sponsor changes these policies, for example, by changing the manner in which it calculates the net asset value of the fund, or if the fund sponsor discontinues or suspends calculation or publication of the net asset value of the fund, in which case it may become difficult or inappropriate to determine the market value of your notes. If such policy changes relating to the fund or discontinuance or suspension of calculation or publication of the fund occur, the calculation agent will have discretion in determining the price of the fund on the determination date and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day”, “— De-listing, Discontinuance or Modification of the Fund” and “— Role of Calculation Agent” below.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Fund, There is No Affiliation Between the Fund Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Fund Sponsor

Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the fund, and, at any time, may hold shares of the fund. Goldman Sachs is not otherwise affiliated with the sponsor of the fund or the issuers of the stocks underlying the MSCI Emerging Markets IndexSM. As we have informed you above, we or our affiliates may currently or from time to time in the future engage in business with issuers of the stocks underlying the MSCI Emerging Markets IndexSM. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about any issuer of the stocks underlying the MSCI Emerging Markets IndexSM. You, as an investor in your notes, should make your own investigation into such issuer.

Neither the fund sponsor nor any issuer of the stocks underlying the MSCI Emerging Markets IndexSM are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the fund sponsor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

The Correlation Between the Performance of the Fund and the Performance of the Underlying MSCI Emerging Markets IndexSM May Be Imperfect

The fund uses a representative sampling strategy to track the performance of the MSCI Emerging Markets Index SM which may give rise to tracking error, i.e., the discrepancy between the performance of the MSCI Emerging Markets IndexSM and the performance of the fund. In addition, because the shares of the fund are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the fund may differ from the net asset value per share of the fund. Because of the potential discrepancies identified above, the fund return may not correlate perfectly with the return on the MSCI Emerging Markets IndexSM over the same period. For more information, see “The Basket Components — The iShares® MSCI Emerging Markets Index Fund” below.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The MSCI Emerging Markets IndexSM, which underlies the fund, consists of twenty-three emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the MSCI Emerging Markets IndexSM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the fund is not traded, the value of the securities underlying the fund may change on days when shareholders will not be able to purchase or sell shares of the fund.

The countries whose indices are represented by the MSCI Emerging Markets IndexSM include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, Philippines, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the fund sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the fund.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the index or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the index or any commodity underlying such contracts.

The Policies of the Index Sponsor and Changes That Affect the Index and the Commodity Contracts Underlying the Index Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the commodity contracts comprising the index, and the manner in which changes affecting those commodity contracts (such as rebalancing of the commodity contracts comprising the index) could affect the level of the index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes. If such policy changes relating to the index or discontinuance or suspension of calculation or publication of the index occur, the calculation agent will have discretion in determining the level of the index on the determination date and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Although the Index Has Contracts on the Same Commodities that Comprise the S&P GSCI™ Index, Its Value and Returns Will Likely Differ from Those of the S&P GSCI™ Index

The S&P GSCI™ Enhanced Commodity Index Excess Return, to which the notes are linked, has different rules from the S&P GSCI™ Index governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations, as explained in “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return,” below. Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for this index and the S&P GSCI™ Index at any given time and, therefore, may produce differing returns.

The change in the timing of the rolling of the index for your notes is intended to execute the rolling before the rolling of the S&P GSCI™ Index, which could affect the prices of the underlying commodity contracts and adversely affect the rolling of the index for your notes. The index for your notes also applies dynamic rolling rules to the rolling of the contracts relating to West Texas Intermediate (“WTI”) crude oil, the benchmark for crude oil prices in the US, and Brent crude oil, the benchmark for crude oil prices in Europe. By utilizing this dynamic rolling strategy, the price difference between the near-dated and the longer-dated commodity contracts (“contango”) may be reduced, however, in certain situations, this dynamic rolling rule may actually increase the degree of contango. The index for your notes also differs from the S&P GSCI™ Index by applying seasonal rolling rules to six other commodity contracts that are subject to seasonal supply and demand. The differences between the rolling rules for the index and those for the S&P GSCI™ Index may mean that the return on the index for your notes will differ from the return on the S&P GSCI™ Index.

The Return on Your Notes is Based on an Index That Reflects Excess Return, Not Total Return

The return on your notes is based in part on the performance of the index, which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the index. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying commodity contracts. The return on your notes will not include such a total return feature or interest component.

Higher Future Prices of Commodities Included in the Index Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodity contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity contract could result in negative “roll yields,” which could adversely affect the value of an index tied to that contract. While the index has been designed to mitigate the effects of contango, there is no assurance that it will be successful in doing so. It is also possible that the features of the index designed to address the effects of contango will instead adversely affect the value of the index and, consequently, the return on your notes. See “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return” below for more information.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index consists of commodity contracts on 24 physical commodities, five of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index will include commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities. The index will include contracts on physical commodities on trading facilities located outside the United States. The S&P GSCI™ Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Standard & Poor’s and the S&P GSCI™ Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the index. In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index level is unavailable.

Suspensions or Disruptions of Market Trading in the Commodity Contracts Underlying the Index and Commodities Underlying Such Contracts May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

In making its calculations of the level of the index as published on Bloomberg page “SPGCESP Index”, or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the index sponsor, is manifestly incorrect, the index sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the index sponsor calculates the index is a day on which a relevant trading facility for an underlying contract is not open, then the index sponsor may use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final index level as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” below. Under the circumstances described above, the level of the index and the value of your notes may be adversely affected.

If a market disruption event occurs with respect to any commodity contract included in the index, the determination date will be postponed and the value of that contract on the originally scheduled determination date will not be calculated until a settlement price can be determined. If a market disruption event with respect to such index commodity has not ceased by the last possible day, the calculation agent will calculate the final index level and the amount payable on your notes on the determination date as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor will continue to calculate the value of the index and publish such value according to the process described above. Therefore, if a market disruption event with respect to any index commodity occurs, the amount payable on your notes may not reflect the actual value of the index published by the index sponsor on the determination date.

The Index has a Limited History

The payment amount, if any, for each of your notes is linked in part to the performance of the index, which was created in March 2007. Because the index has no history prior to that date, limited historical information will be available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to an investment in the offered notes.

The Index May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated commodity contracts. If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return” below, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Index Sponsor May be Required to Replace a Designated Contract if the Existing Commodities Contract is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index. Data concerning this designated contract will be used to calculate the index. If a designated contract were to be terminated or replaced in accordance with the rules described under “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the index, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period. Additionally, the index sponsor may not discover every discrepancy. Furthermore, the weightings for the index are determined by the index sponsor, in consultation with its advisory committee. The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index. Since the underlying index consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the Composition and Valuation of the S&P GSCI™ Index May Adversely Affect the Value of Your Notes

The composition of the S&P GSCI™ Index may change over time, as additional commodity contracts satisfy the eligibility criteria of the S&P GSCI™ Index or commodity contracts currently included in the S&P GSCI™ Index fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI™ Index, and for valuing the S&P GSCI™ Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

There is No Affiliation between Standard & Poor’s and Us, and We Are Not Responsible for Any Disclosure by Standard & Poor’s

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with Standard & Poor’s, which sponsors, calculates and publishes the index and the S&P GSCI™ Index. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the S&P GSCI™ Index. You, as an investor in your note, should make your own investigation into the index and the S&P GSCI™ Index. See “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return” and “The Basket Components — The S&P GSCI™ Index” below for additional information about the index or the S&P GSCI™ Index, respectively.

Standard & Poor’s is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Standard & Poor’s does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

As Sponsor of the S&P GSCI™ Enhanced Commodity Index Excess Return, Standard & Poor’s Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways

As further described under “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return”, the S&P GSCI™ Enhanced Commodity Index Excess Return is owned by Standard & Poor’s. Standard & Poor’s is responsible for the composition, calculation and maintenance of the S&P GSCI™ Enhanced Commodity Index Excess Return and the S&P GSCI™ Index. The relationship between the S&P GSCI™ Enhanced Commodity Index Excess Return and the S&P GSCI™ Index is discussed under “The Basket Components — The S&P GSCI™ Enhanced Commodity Index Excess Return”. The judgments that Standard & Poor’s, as the sponsor of the S&P GSCI™ Enhanced Commodity Index Excess Return and the S&P GSCI™ Index, makes in connection with the composition, calculation and maintenance of the S&P GSCI™ Enhanced Commodity Index Excess Return and the S&P GSCI™ Index, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date, if any. See “S&P GSCI™ Enhanced Commodity Index Excess Return” for additional details on the role of Standard & Poor’s as index sponsor.

Standard & Poor’s, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Standard & Poor’s may decide to discontinue calculating and publishing the S&P GSCI™ Enhanced Commodity Index Excess Return or the S&P GSCI™ Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the S&P GSCI™ Enhanced Commodity Index Excess Return for purposes of calculating the final valuation, if any.

Commodity Prices as Well as the Commodity Contracts Underlying the Index May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the index are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Notes Should Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations for United States Federal Income Tax Purposes

Although the matter is not entirely free from doubt, your notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes because you will receive at least 90% of the principal amount of your notes if you hold your notes to maturity. If you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, relating to the Medium-Term Notes, Series D program, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus and accompanying prospectus supplement. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes: terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will not be the same as a trading day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts or commissions and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Components, Index Sponsor, Fund Sponsor, Index Commodities and Fund Stocks

In this prospectus supplement, when we refer to the basket components, we mean the S&P GSCI™ Enhanced Commodity Index Excess Return and the iShares® MSCI Emerging Markets Index Fund, or any successor index or successor fund, as applicable, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” or “— De-listing, Discontinuance or Modification of the Fund” below. When we refer to the index sponsor as of any time, we mean the entities, including any successor sponsors, that determine and publish the S&P GSCI™ Enhanced Commodity Index Excess Return as then in effect. When we refer to the fund sponsor as of any time, we mean the entity, including any successor sponsor, that determines the fund as then in effect (currently Barclays Global Fund Advisors). When we refer to the fund stocks as of any time, we mean the stocks that underlie the MSCI Emerging Markets IndexSM as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the index commodities as of any time, we mean the commodity contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

On the stated maturity date, we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount. The cash settlement amount will equal:

•	if the basket return is positive, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return times (iii) the participation rate;

•

if the basket return is equal to or less than zero but greater than or equal to -10%, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the basket return; or

•	if the basket return is less than -10%, $900.

The participation rate will be set on the trade date and is expected to be between 55% and 65%.

Basket return

The basket return will equal the sum of (1) the product of 50% and the fund return and (2) the product of 50% and the index return.

Fund return

The fund return will be the result of (1) the final fund price minus the initial fund price divided by (2) the initial fund price, expressed as a percentage.

Index return

The index return will be the result of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a percentage.

Initial index level

The initial index level will be set on the trade date.

Initial fund price

The initial fund price will be set on the trade date.

Final index level

The final index level will be the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-22.

Final fund price

The final fund price will be the closing price of one share of the fund on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — De-listing, Discontinuance or Modification of the Fund” on page S-22.

Stated Maturity Date

The stated maturity date will be determined on the trade date and is expected to be between 36 and 42 months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

The determination date for each basket component and your notes will be determined on the trade date and is expected to be at most the tenth scheduled trading day with respect to each basket component prior to the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event with respect to any index commodity or the fund, as applicable, occurs or is continuing on that day, or that day is not a trading day with respect to any basket component. In that event, the determination date with respect to a basket component affected by a market disruption event or a non-trading day will be the first following trading day for such basket component on which the calculation agent determines that no market disruption event with respect to each such index commodity or the fund, as applicable, occurs or is continuing. In no event, however, will the determination date for any of the basket components be postponed by more than five scheduled business days. The determination date for each basket component will not occur on a day that is not a trading day with respect to such basket component, except as described in the immediately preceding sentence. If the determination date with respect to either basket component is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement. If the determination date for any basket component does not occur on the originally scheduled determination date, the determination date for your notes will occur on the latest of the determination dates for any of the basket components.

Consequences of a Market Disruption Event or a Non-Trading Day

With respect to the fund, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day for the fund, then the determination date for the fund will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the fund price that must be used to determine the payment amount is not available on the determination date, because of a market disruption event, a non-trading day or for any other reason (other than as described under “— De-listing, Discontinuance or Modification of the Fund” below), the calculation agent will nevertheless determine the final fund price based on its assessment, made in its sole discretion, of the closing price of one share of the fund on that day.

With respect to the index, if a market disruption event relating to one or more index commodities occurs or is continuing on the originally scheduled determination date (if that day is not a trading day for the index, then the following trading day for the index), the calculation agent will calculate the final index level by using:

•

for each index commodity that did not suffer a market disruption event on such date, the settlement price of such index commodity on such date as published by the trading facility on which it is traded, and

•

for each index commodity that did suffer a market disruption event on such date, the settlement price of such index commodity on the first succeeding trading day for the index on which no market disruption event occurs or is continuing with respect to such index commodity; provided that, if such day occurs more than five scheduled business days after the originally scheduled determination date, the calculation agent shall determine the price for such index commodity on the fifth scheduled business day after the originally scheduled determination date, taking into consideration the latest available settlement price for such index commodity and any other information deemed relevant by the calculation agent.

In calculating the final index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level is not available on the determination date for any other reason, except as described under “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final index level based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

A market disruption event with respect to any basket component will not by itself constitute a market disruption event with respect to the other basket components.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final index level by reference to the substitute index and based on the then-current index methodology. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final index level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current index methodology.

If the calculation agent determines that the index or the index commodities included in the index or the method of calculating the index is fundamentally changed at any time in any respect because of any change in the method of calculating the index or the commodities included in the index — including any addition, deletion or substitution and any reweighting or rebalancing of the commodity contracts included in the index, and whether the change is made by Standard & Poor’s with respect to the S&P GSCI™ Index or by the index sponsor under its existing policies or following a modification of those policies with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the commodities included in the index or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

De-listing, Discontinuance or Modification of the Fund

If the fund is de-listed from NYSE Arca, Inc., the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the fund. We refer to any substitute exchange traded fund approved by the calculation agent as a successor fund. If the fund is de-listed from NYSE Arca, Inc. and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, determine the appropriate closing price of one share of the fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the fund. If a successor fund is selected or the calculation agent calculates a price as a substitute for the fund, that successor fund or price will be substituted for the fund or price for all purposes of the notes.

If at any time the index underlying the fund is changed in a material respect, or if the fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the fund had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in its sole discretion, may be necessary in order to arrive at a price of an exchange traded fund comparable to the fund, as if those changes or modifications had not been made, and calculate the closing prices with reference to shares of the fund, as adjusted. Accordingly, if the fund is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the shares of the fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the fund may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including the offered notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the index, fund, market disruption events, discontinuance or modification of the index, the S&P GSCI™ Index, the fund or the MSCI Emerging Markets IndexSM, business days, trading days, postponement of the determination date and the stated maturity date, the final index level, the final fund price, the basket return, the default amount and the amount in cash to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice, and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the index, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in London is open for business, (3) the offices of Goldman, Sachs & Co. in New York are open for business and (4) all trading facilities on which any of the commodities underlying the index are traded are open for trading. If the index sponsor publishes an index level with respect to the index on a day when one or more of the trading facilities for the commodities underlying the index are closed, that day would not be a trading day for the index.

When we refer to a trading day with respect to the fund, we mean a day on which (i) NYSE Arca, Inc. is open for trading and (ii) the closing price for one share of the fund is published by NYSE Arca, Inc. (or in each case, any successor exchange as determined by the calculation agent in its sole discretion).

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, on the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, on that day, or

•

if that security is not quoted on the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable, on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the fund:

•

a suspension, absence or material limitation of trading in shares of the fund or fund stocks constituting 20% or more, by weight, of the MSCI Emerging Markets IndexSM, or any component index thereunder, if applicable, on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the fund or to fund stocks constituting 20% or more, by weight, of the MSCI Emerging Markets IndexSM or any component index thereunder, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

fund stocks constituting 20% or more, by weight, of the MSCI Emerging Markets IndexSM or any component index thereunder, if applicable, or option or futures contracts relating to the fund or to fund stocks constituting 20% or more, by weight, of the MSCI Emerging Markets Index SM or any component index thereunder, if available, do not trade on what were the respective primary markets for those stocks or contracts, as determined by the calculation agent in its sole discretion and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to the fund:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the fund or to any fund stock.

For this purpose, an “absence of trading” in the primary securities market on which shares of the fund or a fund stock, or on which option or futures contracts relating to the fund or a fund stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the fund or a fund stock or in option or futures contracts relating to the fund or a fund stock, if available, in the primary market for shares of the fund, that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to the shares of the fund, that stock or those contracts, or

•	a disparity in bid and ask quotes relating to the shares of the fund, that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Any of the following will be a market disruption event with respect to any index commodity on any given trading day for the index:

•

a material limitation, suspension, or disruption of trading in such index commodity which results in a failure by the trading facility on which such index commodity is traded to report a settlement price for such index commodity on such trading day,

•

the settlement price for such index commodity on such trading day is a “limit price”, which means that the settlement price for such index commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such index commodity is traded,

•	failure by the trading facility on which such index commodity is traded or other price source to announce or publish the settlement price for such index commodity on such trading day, or

•

trading in any contract underlying such index on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of a index commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the index or the fund in this description of market disruption events includes the index or fund, as applicable, and any successor index or successor fund, respectively, as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index commodities, listed or over-the-counter options, futures, and other instruments linked to the index or the index commodities and indices designed to track the performance of the relevant commodities markets or components of such markets or purchases of futures and/or other instruments linked to the fund or fund stocks on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index or fund linked notes we issue, some of which may have returns linked to one or both of the basket components, the index commodities or the fund stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•

expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or both of the basket components, or some or all of the index commodities or fund stocks,

•	may take or dispose of positions in the in the index commodities or contracts relating thereto or the securities of the fund stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant commodities markets or components of such markets or of the securities exchanges on which the fund stocks are traded or other components of the equity markets of the applicable emerging market countries, and/or

•

may take short positions in the index commodities or fund stocks or other securities or instruments of the kinds described above — i.e., we and/or our affiliates may sell securities, instruments or index commodities of these kinds that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket components, the index commodities or fund stocks. We expect these steps to involve sales of instruments linked to the basket components on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index commodities, fund stocks or listed or over-the-counter options, futures or other instruments linked to either or both of the basket components, some or all of the index commodities or fund stocks or indices designed to track the performance of the relevant commodities markets or other components of such markets, or emerging markets equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading and Other Transactions by Goldman, Sachs & Co. or Its Affiliates Relating to the Index, Commodities Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes,” “— Trading and Other Transactions by Goldman, Sachs & Co. or Its Affiliates Relating to the Fund or Underlying Stocks May Adversely Affect the Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE BASKET COMPONENTS

We have derived all information regarding the basket components contained in this prospectus supplement from publicly available information, without independent verification. The sponsor of the S&P GSCI™ Enhanced Commodity Index Excess Return, iShares Inc. and Barclays Global Investors, N.A., respectively, owns the copyright and all rights to the index or fund. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above. The index sponsor also owns the copyright in and all rights to the S&P GSCI™ Index. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index, the S&P GSCI™ Index or the index sponsor. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated April 6, 2009, or the accompanying prospectus supplement, dated April 6, 2009.

Although Goldman, Sachs & Co. initially developed the index and The Goldman Sachs Group, Inc. has two employees on the S&P GSCI™ Index Committee, as discussed below under “— The S&P GSCI™ Index Committee,” the index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

The S&P GSCI™ Enhanced Commodity Index Excess Return

The S&P GSCI™ Enhanced Commodity Index Excess Return reflects the excess returns that are potentially available through an unleveraged investment in the same commodities as are included in the S&P GSCI™ Index, calculated on a basis similar to the S&P GSCI™ Index, but modified to apply certain dynamic and seasonal rolling rules, as well as a modified roll schedule, as discussed below.

Applicable Terms

The total dollar weight of the index is the sum of the dollar weight of each of the underlying commodities. The dollar weight of the index on any given day is equal to:

•	the daily contract reference prices,

•	multiplied by the appropriate contract production weights (CPWS) and,

•	during a roll period, the appropriate “roll weights” (discussed below), scaled by the normalizing constant.

The daily contract reference price used in calculating the dollar weight of each commodity contract on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the trading facility is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the index sponsor reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the index sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable commodity contract in its reasonable judgment for purposes of the relevant calculation of the value of the index.

Calculation of the Index

The value of the index on any S&P GSCI™ Index business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI™ Index business day multiplied by (ii) one plus the contract daily return on the S&P GSCI™ Index business day on which the calculation is made. We use the term S&P GSCI™ Index business day to mean each day on which the offices of the index sponsor in New York City are open for business. The value of the index has been normalized such that its hypothetical level on January 16, 1995 was 100.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight scaled by the appropriate normalizing constant,” divided by the total dollar weight of the index on the preceding day, minus one.

The “roll weight” of a commodity reflects the fact that the positions in commodities contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index, like the S&P GSCI™ Index, is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI™ Index occurs from the fifth to ninth S&P GSCI™ Index business day of the month. The index employs a modified roll period that occurs from the first to the fifth S&P GSCI™ Index business day of the month.

In order to gain exposure to the longer end of the curve when the front end is in contango the index changes the standard rolling rules for the WTI crude oil and Brent crude oil contracts included in the S&P GSCI™ Index.

Three business days before the first day of the monthly roll period applicable to the index, the index applies the following dynamic rolling rule when determining to which new expiration a WTI crude oil futures contract or Brent crude oil futures contract is rolled:

•

If the percentage contango between the 1st and 2nd nearby WTI crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the index rolls into the 2nd nearby contract expiration. Otherwise the WTI crude oil futures contract rolls into the 6th nearby contract expiration.

•

If the percentage contango between the 2nd and 3rd nearby Brent crude oil futures contracts is less than 0.50% (relative to the first nearby contract’s price), then the index rolls into the 3rd nearby contract expiration. Otherwise the Brent crude oil futures contract rolls into the 7th nearby contract expiration.

In the event that the dynamic rolling procedure set forth in the paragraph above occurs and the contract expiration that would otherwise have been in the sixth nearby contract expiration (with respect to WTI) or seventh nearby contract expiration (with respect to Brent) is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard S&P GSCI™ Index procedure for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard S&P GSCI™ Index procedure, or reverting to such procedure would not preserve for the parties the economics of the notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the WTI or Brent contract, as the case may be, that, in the reasonable judgment of the calculation agent is reasonably designed to preserve such economics.

In addition, the index modifies the rules for rolling six other futures contracts to reflect the seasonal supply and demand for the underlying commodity, Accordingly, the Heating Oil contract is rolled only to the December contract, the Natural Gas contract is rolled only to the January contract (such that the Heating Oil and Natural Gas will roll annually only), the Chicago Wheat contract is rolled only to the September or December contract, the Corn contract is rolled only to the July contract annually in May, the Lean Hogs contract is rolled only to the April or August contract and the Live Cattle contract is rolled only to the April or October contract.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Questions and Answers

What Does the Index Track?

The index for your notes, i.e., the S&P GSCI™ Enhanced Commodity Index Excess Return, is an index tracking the performance of a weighted basket of contracts on certain physical commodities, and is a variation of the S&P GSCI™ Index. The index for your notes and the S&P GSCI™ Index differ in the way they execute the rolling of the commodity contracts included in the investments they track. Although the index tracks the performance of contracts on the same commodities as those included in the S&P GSCI™ Index, the index modifies the rolling methodology of the S&P GSCI™ Index to apply certain timing, and dynamic and seasonal rolling, rules, as described below. The level of the index, therefore, goes up or down depending on the overall performance of this weighted basket of commodity contracts. The index is one of numerous existing or potential variations of the S&P GSCI™ Index, each of which may differ from the S&P GSCI™ Index in different ways.

Although the index tracks the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the index are weighted based on their world production levels and the dollar value of those levels. Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the index, which is discussed below, has important implications for changes in the value of the index.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of commodity contracts on physical commodities traded on regulated futures trading facilities. However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Index Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the index sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

The basket of commodity contracts that the index tracks is production-weighted, which means that the weight of each commodity contract included in the index is determined by the average quantity of global production of the underlying physical commodity and its dollar value in the last five years of available data. As of June 16, 2009, the index contains 24 commodity contracts, of which the composition and weighting in the basket are as follows: six energy products (72.08%), five industrial metals (6.18%), eight agricultural products (14.61%), three livestock products (4.28%) and two precious metals products (2.85%).

Can the Contracts Included in the Index and/or Their Weightings Be Changed over Time?

In order for a commodity contract to be included in the S&P GSCI™ Index and therefore also the index for the first time or to remain in the S&P GSCI™ Index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g. denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section. The index sponsor (which is also the sponsor of the S&P GSCI™ Index) performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the S&P GSCI™ Index fail to satisfy the criteria and/or certain contracts that have not been included in the S&P GSCI™ Index satisfy such criteria, the composition of the S&P GSCI™ Index will generally be changed. If, at the time of the monthly review between annual reviews, certain contracts that are included in the S&P GSCI™ Index cease to satisfy the specified criteria, certain contracts might drop out of the S&P GSCI™ Index, which will in turn result in a re-weighting of the S&P GSCI™ Index. For further information with respect to changes in the composition of the S&P GSCI™ Index, refer to section “— The S&P GSCI™ — Composition of the S&P GSCI™” below, which also applies to the index.

If the Price of the Underlying Physical Commodities Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the index, which in turn tracks the performance of the basket of commodity contracts included in the index, rather than individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the index level not changing in the same way.

Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the commodity contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying commodity contracts.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The index replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the index, and reflects the effects of this rolling. Specifically, as a commodity contract included in the index approaches expiration, the index is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month, with certain exceptions as described in the section entitled “How Does the Index Roll Contracts Included in the Investment That It Tracks and How Does the Index Differ from the S&P GSCITM Index with regard to Rolling Methodology?” If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” can affect the index in the following two ways:

First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the index had owned the same number of commodity contracts as before the rolling process. Conversely, if the index theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the index had owned the same number of commodity contracts as before the rolling process. Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract (the exception is the way this index rolls the WTI and Brent crude oil contracts, as described in the section entitled “How Does the Index Roll Contracts Included in the Investment That It Tracks and How Does the Index Differ from the S&P GSCI™ Index with regard to Rolling Methodology?”). In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Calculation of the Level of the Index Other than

Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry.

How Else Are the Effects of Rolling Mitigated?

As stated above, the trend in the prices of the commodity contracts may mitigate the effects of rolling. Also, because the index is made up of so many different types of commodity contracts, each of those commodity contracts may be in a different type of market, either contango or backwardation, and therefore may offset any losses and gains attributable to rolling.

How Does the Index Roll Contracts Included in the Investment That It Tracks and How Does the Index Differ from the S&P GSCITM Index with regard to Rolling Methodology?

The S&P GSCI™ Index tracks the performance of contracts on the same commodities as those included in the index for your notes, and utilizes the same methodology in calculating the level of the index. However, the index for your notes and the S&P GSCI™ Index differ in the way they execute the rolling of the commodity contracts included in the investments that they track. The S&P GSCI™ Index rolls 20% of the contracts in which the index is hypothetically invested on each S&P GSCI™ business day (as defined below) beginning on the fifth S&P GSCI™ business day and ending on the ninth S&P GSCI™ business day of each month. In contrast, the index for your notes modifies the rolling methodology of the S&P GSCI™ Index to apply certain timing, and dynamic and seasonal rolling, rules as explained in the next three paragraphs. The use of the term “Enhanced” in the name of the index refers to this modification and not to any return expectations.

The timing of the rolling of the index for your notes differs from that of the S&P GSCI™ Index. The period during which the index rolls the commodity contracts is from the first S&P GSCI™ business day to the fifth S&P GSCI™ business day of each month. This change in the timing of the rolling of the index for your notes is intended to execute the rolling before the rolling of the S&P GSCI™ Index, which could affect the prices of the underlying commodity contracts and adversely affect the rolling of the index for your notes.

The index for your notes applies dynamic rolling rules to the rolling of the contracts relating to West Texas Intermediate (“WTI”) crude oil, the benchmark for crude oil prices in the US, and Brent crude oil, the benchmark for crude oil prices in Europe. If the degree of contango (or the price difference between the near-dated and the longer-dated commodity contracts) between the 1st and 2nd WTI contracts closest to maturity or the 2nd and 3rd Brent contracts closest to maturity exceeds a predetermined threshold, the index rolls each affected commodity contract to a commodity contract with a longer-dated maturity than the maturity that would have been chosen under the rolling rules of the S&P GSCI™ Index. By utilizing this dynamic rolling strategy, the degree of contango between the commodity contract and the commodity contract to which such first commodity contract is rolled may be reduced. However, it is important to understand that, if the degree of contango is greater with respect to a contract with the longer-dated maturity than with respect to the contract with the near-dated maturity, this dynamic rolling rule adjustment may actually increase the degree of contango.

The index for your notes also applies seasonal rolling rules to six other commodity contracts that are subject to seasonal supply and demand. Under these rules, any of these commodity contracts will be rolled only to a contract maturing in one or two specified months within a year. Utilizing a seasonal rolling strategy is intended to reduce the adverse effect of seasonal supply and demand on the market for the underlying physical commodities and thus on the index level.

The differences between the rolling rules for the index and those for the S&P GSCI™ Index may mean that the return on the index for your notes will differ from the return on the S&P GSCI™ Index.

Just like in the case of the S&P GSCI™ Index, if, on any day on which the rolling with respect to the index would have otherwise occurred, certain conditions that would affect the price of the applicable commodity contract occur, the rolling will instead occur the next day on which such conditions do not exist. Such conditions include unavailability of the price, the price exceeding the predetermined maximum or minimum price (which is referred to as a “limit price”), an erroneous price or termination of trading of the applicable commodity contract.

Does the Index Have a Total Return Feature?

No. The return on your notes is based on the performance of the index, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the index. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on a hypothetical fully-collateralized investment. The index does not include such a total return feature or interest component.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any S&P GSCI™ business day is determined by making certain adjustments to the value of the index on the immediately preceding S&P GSCI™ business day, based mainly on the performance of the commodity contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the index and (ii) the production-weight of each commodity contract in the index.

The price of the commodity contracts reported by the relevant trading facilities expose the index to price volatility. The production-weight of each contract in the index will be determined annually based on the global production of the underlying physical commodity.

Can We Assume Any of Such Factors Will Have a Direct Effect on the Level of the Index?

These factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the index and, therefore, may offset each other in calculation of the level of the index. For example, a negative price performance in energy sector contracts, which collectively have the largest production-weights, may completely eliminate a positive price performance in precious metal contracts, which collectively have the smallest production-weights. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the index at any given time. The level of the index, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

How Is the Index Calculated?

The value (or level) of the index on any given day is equal to the value (or level) of the index on the preceding S&P GSCI™ business day plus/minus the amount that the price of the commodity contracts that comprise the index have increased or decreased since the preceding S&P GSCI™ business day, and subject to an adjustment that is made (referred to as a “normalizing constant”) to assure continuity of the index and allow comparisons of the level of the index to be made over time. The normalizing constant is calculated each time the weights of the commodities included in the index are changed, is calculated based on the ratio of the new weight of the index (in dollar terms) to the old weight of the index and is designed to ensure that the level of the index reflects price movements with respect to the commodity contracts rather than changes in the weightings of the commodities included in the index.

The above description is expressed as a mathematical formula as follows: the value of the index on any S&P GSCI™ business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI™ business day multiplied by (ii) one plus the contract daily return (incorporating the normalizing constant) on the S&P GSCI™ business day on which the calculation is made.

For a further explanation of how the level of the index is calculated, including a description of ”contract daily return” please refer to subsection “— S&P GSCI™ Enhanced Commodity Index Excess Return” above.

Where Can Additional Information on the Index Be Obtained?

For information about recent levels of the index, please read the subsection entitled “— Hypothetical and Actual Historical Quarterly

High, Low and Final Closing Levels of the Index” below. For further explanation on the index methodologies of the index for your notes and the S&P GSCI™ Index, please read the subsections entitled “— S&P GSCI™ Enhanced Commodity Index Excess Return” above and “— The S&P GSCI™ Index” below, respectively.

Additional information about the S&P GSCI™ Index is available on the following website: www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated April 6, 2009, or the accompanying prospectus supplement, dated April 6, 2009.

The S&P GSCI™ Index

Because the S&P GSCI™ Enhanced Commodity Index Excess Return is a derivation of the S&P GSCI™ Commodity Index, but is composed of contracts on the same commodities, we include the following information on the S&P GSCI™

The S&P GSCI™ Index (the “S&P GSCI™ Index”) is a proprietary index that Goldman, Sachs & Co. developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with Standard & Poor’s by which GS Group sold to Standard & Poor’s all of the rights of Goldman, Sachs & Co. in the S&P GSCI™ Index and all related indices and sub-indices, as well as certain intellectual property related to the S&P GSCI™ Index. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices will be made, and the related actions will be taken, solely by Standard & Poor’s. Goldman, Sachs & Co. will have no control over any matters related to the indices. The Goldman Sachs Group, Inc. has two members on the S&P GSCI™ Index committee, as discussed below under “The S&P GSCI™ Index Committee.”

The S&P GSCI™ Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The S&P GSCI™ Index is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ Index are weighted, on a production basis, to reflect the relative significance (in the view of the index sponsor, in consultation with the S&P GSCI™ Index Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ Index was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Commodities contracts on the S&P GSCI™ Index, and options on such commodities contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The contracts to be included in the S&P GSCI™ Index at any given time must satisfy several sets of eligibility criteria established by Standard & Poor’s. First, Standard & Poor’s identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI™ Index is also reviewed on a monthly basis by Standard & Poor’s.

Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCI™ Index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCI™ Index and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™ Index, as described below. Standard & Poor’s makes the official calculations of the S&P GSCI™ Index and the index. The settlement price for the index is reported on Bloomberg Page SPGCESP at the end of each S&P GSCI™ Index business day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCI™ Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index, the S&P GSCI™ Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI™ Index and the index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors — Trading and other Transactions by Goldman, Sachs & Co. relating to the Index and commodity contracts and the underlying commodities may adversely affect the value of your notes” and “There may be conflicts of interest between you and Goldman, Sachs & Co.”

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI™ Index and its sub-indices as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI™ Index methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with the S&P GSCI™ Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI™ Index methodology, in advance of their effectiveness.

The S&P GSCI™ Index Committee

Standard & Poor’s has established the S&P GSCI™ Index Committee to oversee the daily management and operations of the S&P GSCI™ Index, and which is responsible for all analytical methods and calculation in the indices. The S&P GSCI™ committee is comprised of three full-time professional members of Standard & Poor’s staff and two employees of The Goldman Sachs Group, Inc. At each meeting, the S&P GSCI™ Index Committee reviews any issues that may affect the components of the S&P GSCI™ Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI™ Index Committee may revise index policy covering rules for selecting commodities, or other matters. Standard & Poor’s considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI™ Index Committee discussions are confidential.

Composition of the S&P GSCI™ Index

In order to be included in the S&P GSCI™ Index, a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	The contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•

be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI™ Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Moreover, the commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™ Index. In appropriate circumstances, however, Standard & Poor’s, in consultation with the S&P GSCI™ Index committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI™ Index, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each S&P GSCI™ Index business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI™ Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•

not included in the S&P GSCI™ Index at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ Index at such time must, in order to be added to the S&P GSCI™ Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•

already included in the S&P GSCI™ Index at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ Index must, in order to continue to be included in the S&P GSCI™ Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

not included in the S&P GSCI™ Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ Index at such time must, in order to be added to the S&P GSCI™ Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

•

already included in the S&P GSCI™ Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ Index at such time must, in order to continue to be included in the S&P GSCI™ Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•

already included in the S&P GSCI™ Index at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI™ Index and each contract’s percentage of the total is then determined.

•	not included in the S&P GSCI™ Index at the time of determination must, in order to be added to the S&P GSCI™ Index at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•

such contracts will be included in the S&P GSCI™ Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ Index attributable to such commodity exceeding a particular level.

•

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ Index attributable to it.

The 24 contracts currently included in the S&P GSCI™ Index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The commodity contracts currently included in the S&P GSCI™ Index, the exchanges on which they are traded and their contract production weights for 2009 are:

Trading Facility	Commodity (Contract)	2009 Contract Production Weight (CPW)
CBT	Wheat (Chicago)	18,284.34
KBT	Wheat (Kansas)	3,648.020
CBT	Corn	26,040.59
CBT	Soybeans	7,134.814
ICE — US	Coffee “C”	16,402.2
ICE — US	Sugar #11	326,600.0
ICE — US	Cocoa	3.60258
ICE — US	Cotton #2	46,706.92
CME	Lean Hogs	63,629.9
CME	Cattle (Live)	87,753.9
CME	Cattle (Feeder)	14,720.39
NYM	Oil (No 2 Heating)	67,072.57
ICE — UK	Oil (Gasoil)	225.6823
NYM	Oil (RBOB)	71,853.63
NYM/ICE	Oil (WTI Crude)	15,418.2
ICE — UK	Oil (Brent Crude)	5,364.40
NYM/ICE	Natural Gas	28,781.3
LME	Aluminum High Gd. Prim.	36.198
LME	Copper — Grade A	15.84
LME	Standard Lead	7.030
LME	Primary Nickel	1.24
LME	Zinc (Special High Grade)	10.008
CMX	Gold	80.7627
CMX	Silver	622.4385

The quantity of each of the contracts included in the S&P GSCI™ Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with the S&P GSCI™ Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI™ Index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI™ Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ Index will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCI™ Index, in consultation with the S&P GSCI™ Index committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™ Index. Commodities included in the S&P GSCI™ Index and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

Standard & Poor’s, in consultation with the S&P GSCI™ Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ Index are necessary or appropriate in order to assure that the S&P GSCI™ Index represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with the S&P GSCI™ Index Committee.

Contract Expirations

Because the S&P GSCI™ Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI™ Index and, as a result thereof, in a sub-index for each commodity during a given year are designated by Standard & Poor’s, in consultation with the S&P GSCI™ Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them Standard & Poor’s includes in the S&P GSCI™ Index.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ Index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by

Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™ Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™ Index. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

The iShares® MSCI Emerging Markets Index Fund

The shares of the fund are issued by iShares, Inc., a registered investment company. Barclays Global Fund Advisors (“BGFA”) is the investment advisor to the fund. The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.

BGFA, as the investment advisor to the fund, employs a technique known as representative sampling to track the MSCI Emerging Markets IndexSM. In order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets IndexSM, the fund may invest up to 10% of its assets in shares of other funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets IndexSM. BGFA will not charge portfolio management fees on that portion of the fund’s assets invested in shares of such other funds.

For additional information regarding iShares Inc., BGFA, the fund and the risk factors attributable to the fund, please see the Prospectus, dated January 1, 2008, filed as part of the Registration Statement on Form N-1A with the SEC on December 28, 2007 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at www.ishares.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Representative Sampling

BGFA uses a representative sampling strategy to track the MSCI Emerging Markets IndexSM. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

The MSCI Emerging Markets IndexSM is a theoretical financial calculation while the fund is an actual investment portfolio. The performance of the fund and the MSCI Emerging Markets IndexSM will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the fund’s portfolio and the underlying MSCI Emerging Markets IndexSM resulting from legal restrictions (such as diversification requirements that apply to the fund but not to the underlying MSCI Emerging Markets Index SM) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The fund, using representative sampling, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets IndexSM concentrates in the stocks of such particular industry or group of industries.

Historical Closing Level or Closing Price of the Basket Components and Historical Basket Level

The respective closing level or price of the basket components and the basket level have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level or price of either of the basket components or the basket level during any period shown below is not an indication that such basket component or the basket is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels or prices of either basket component or the historical basket levels as an indication of future performance of such basket component or the basket. We cannot give you any assurance that the future performance of the basket, the basket components, the index commodities or the fund stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially likely that you could lose a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket components. The actual performance of the basket and the basket components over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below show the hypothetical and actual high, low and final closing levels of index and the high, low and final closing price of shares of the fund for each of the four calendar quarters in 2006, 2007, 2008 and the first two calendar quarters of 2009 through June 16, 2009. We obtained such closing levels and closing prices from Bloomberg Financial Services, without independent verification.

The index has been calculated since March 2007. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the index was not actually calculated and published prior to that time. The value of the index has been normalized such that its hypothetical level on January 16, 1995 was 100.

The hypothetical historical performance prior to March 2007 reflected in the table set forth below is based on the methodology of the index identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the index will serve as a reliable indicator of its future performance.

Hypothetical and Actual Historical Quarterly High, Low and Closing Levels of the Index

	High	Low	Close
2006
Quarter ended March 31	455.8645	406.6052	440.2783
Quarter ended June 30	495.6063	441.3038	478.7926
Quarter ended September 30	497.3935	404.5671	415.4861
Quarter ended December 31	428.7628	400.4217	407.1474
2007
Quarter ended March 31	425.5700	365.6771	425.5700
Quarter ended June 30	441.9544	419.5555	432.3567
Quarter ended September 30	480.7659	417.7803	476.6731
Quarter ended December 31	534.0547	461.4341	529.9971
2008
Quarter ended March 31	620.5643	501.0738	579.5506
Quarter ended June 30	748.3714	574.3652	744.9466
Quarter ended September 30	768.5979	504.5713	532.1016
Quarter ended December 31	524.3697	272.3163	307.5394
2009
Quarter ended March 31	329.0149	258.7444	294.2563
Quarter ending June 30 (through June 16, 2009)	367.6313	287.8744	356.2223

Historical Quarterly High, Low and Closing Prices of One Share the Fund

	High	Low	Close
2006
Quarter ended March 31	33.59	30.43	33.02
Quarter ended June 30	37.03	27.34	31.23
Quarter ended September 30	33.14	29.20	32.29
Quarter ended December 31	38.15	31.80	38.10
2007
Quarter ended March 31	39.53	35.03	38.75
Quarter ended June 30	44.42	39.13	43.82
Quarter ended September 30	50.11	39.50	49.78
Quarter ended December 31	55.64	47.27	50.10
2008
Quarter ended March 31	50.37	42.17	44.79
Quarter ended June 30	51.70	44.43	45.19
Quarter ended September 30	44.43	31.33	34.53
Quarter ended December 31	33.90	18.22	24.97
2009
Quarter ended March 31	27.09	19.94	24.81
Quarter ending June 30 (through June 16, 2009)	34.64	25.65	32.04

Historical Basket Levels

The following table is based on the basket level for the period from January 1, 2006 through June 16, 2009 assuming that the basket level is 100 on June 16, 2009. The basket level can increase or decrease due to changes in the price of the fund or the level of the index.

License Agreements

We or our affiliates and S&P have entered into a non-transferable, nonexclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the S&P GSCITM Index in connection with the notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND ITS AFFILIATES (“S&P”). S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P GSCI™ ENHANCED COMMODITY INDEX EXCESS RETURN TO TRACK GENERAL MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE S&P GSCI™ ENHANCED COMMODITY INDEX EXCESS RETURN WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P GSCI™ ENHANCED COMMODITY INDEX EXCESS RETURN. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE REDEEMED. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ ENHANCED COMMODITY INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P GSCI™ ENHANCED COMMODITY INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE S&P GSCI™ ENHANCED COMMODITY INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Although the matter is not entirely free from doubt, your notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes because you will receive at least 90% of the principal amount of your notes if you hold your notes to maturity. The discussion below assumes that the notes will be treated as such. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually, with a projected payment at maturity of $ based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
June , 2009 through , 2009	$	$
, 2010 through , 2010	$	$
, 2011 through , 2011	$	$
, 2012 through , 2012	$	$

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes. The original issue price of your notes is equal to the amount paid for the notes in the original issuance.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of the notes had been sold for fair market value). Under this alternative treatment, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on             , 2009, which is expected to be the tenth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially are expected to settle in ten business days (T + 10), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. No. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. No. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1998, as amended, the “FIEL”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan. As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific To Your Notes	S-7
Specific Terms of Your Notes	S-19
Use of Proceeds and Hedging	S-27
The Basket Components	S-28
Supplemental Discussion of Federal Income Tax Consequences	S-45
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

Leveraged Basket-Linked Notes due

(Linked to a Basket Comprised of the S&P GSCI™

Enhanced Commodity Index Excess Return and the

iShares® MSCI Emerging Markets Index Fund)

Medium-Term Notes, Series D

Goldman, Sachs & Co.